                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement No. 33-33963 of Andover Togs, Inc. on Form S-8 relating to 250,000 shares of $.10 par value Common Stock issuable under the Incentive Stock Option Plan and Non-Qualified Stock Option Plan, of our report dated February 9, 1995 (March 29, 1996 as to Note 5(a), May 3, 1996 as to Note 4, December 19, 1996 as to Note 5(c), February 4, 1997 as to Note 5(b) and May 12, 1997 as to Note 13) appearing in the Annual Report on Form 10-K of Andover Togs, Inc. and subsidiaries for the year ended November 30, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP
New York, New York
August 15, 1997